U.S. SECURITIES AND EXCHANGE COMMISION
                                	Washington, DC  205489

                                 			  FORM 8-K

                    													  CURRENT REPORT
                    			Pursuant to Section 13 or 15(d) of the
                    			   Securities Exchange Act of 1934

                      														June 3, 1996
                		 Date of Report (date of earliest event reported)


                         				 COVOL TECHNOLOGIES, INC.
             		 (Exact name of Registrant as specified in its charter)


            Delaware                     0-27803            87-0547337
 (State or Other Jurisdiction of      (Commission       (I.R.S. Employer
 Incorporation or Organization)         File No.)      Identification No.)

 3280 North Frontage Road, Lehi, Utah                        84043
    (Address of Principal                                 (Zip Code)
	    Executive Offices)


                      					   (801) 768-4481
               				    (Issuer's Telephone Number)

Item 5. Other

New Officers Appointed

 At the June 3, 1996 meeting of the board of directors of Covol Technologies, Inc. (the "Company"), the directors received and accepted the resignations of Kirby D. Cochran as President, and Michael Bodon as Secretary of the Company. Both Mr. Cochran and Mr. Bodon also resigned as directors of the Company, all effective as of June 3, 1996. Mr. Cochran's resignation was prompted by health reasons, and Mr. Bodon resigned in order to pursue other career objectives.
 To fill the vacancies created by the resignations of Mr. Cochran and Mr. Bodon, certain executive officers have been appointed to new positions effective June 3, 1996. The following sets forth the new positions of executive officers of the Company with changed positions:

			Michael Q. Midgley      President

			Alan D. Ayers           Chief Operating Officer

			Brent M. Cook           Chief Financial Officer

			Asael T. Sorensen       Secretary and General Counsel

 In connection with the changes described above, Brent M. Cook was hired as Chief Financial Officer of the Company. The following is summary biographical information on Mr. Ayers and Mr. Cook:

			 Alan D. Ayers.  Mr. Ayers joined the Company in August of 1995
	as manager of the Company's investor relations department.  From 1993
	to 1995, Mr. Ayers was the General Manager for Taylor Maid Beauty Supply
	("Taylor Maid"), responsible for the operations of the regional supply
	company.  From 1987 to 1993, he was Director of Operations for Knighton
	Optical, Inc. ("Knighton").  Taylor Maid and Knighton are not affiliated
	with the Company.  Mr. Ayers received his M.B.A. from the University of
	Utah.

			Brent M. Cook. Mr. Cook is a Certified Public Accountant. Prior to joining the Company, Mr. Cook was Director of Strategic Accounts-Utah Operations, for PacifiCorp, Inc. ("PacifiCorp").
	His responsibilities included the management of revenues of approximately $128 million per year, and seeking out and evaluating strategic growth opportunities for PacifiCorp, including acquisitions and other transactions. Mr. Cook spent more than 12 years with PacifiCorp. PacifiCorp is not affiliated with the Company.

New Directors Appointed

 At the June 3, 1996 meeting of the board of directors of the Company Alan D. Ayers and Brent M. Cook were appointed to fill the two vacant positions on the board of directors created by the resignations of Mr. Cochran and Mr. Bodon. Biographical information on Messrs. Ayers and Cook is set forth above.

					 SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

																		 COVOL TECHNOLOGIES, INC.



Dated: June 3, 1996              By /s/ Michael Q. Midgley
                                    ____________________________________
                          														   Name: Michael Q. Midgley
                                           Title: President